SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          MEDSOURCE TECHNOLOGIES, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                         52-2094496
                --------                                         ----------
(State of Incorporation or Organization)                      (I.R.S. Employer
                                                             Identification no.)

110 CHESHIRE LANE, SUITE 100, MINNEAPOLIS, MN                      55305
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   (Address of Principal Executive Offices)                      (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:  NONE

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file numbers to which this form relates:
000-49702

Securities to be registered pursuant to Section 12(g) of the Act:


                         PREFERRED STOCK PURCHASE RIGHTS
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                                (Title of Class)

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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Form 8-A of MedSource Technologies, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Commission") on August 19, 2003 (the "Form 8-A"), and such Form 8-A is incorporated herein by reference.

         On April 27, 2004, the Company executed Amendment No. 1 to Rights Agreement (the "Amendment"), amending that certain Rights Agreement dated August 19, 2003 (the "Rights Agreement") by and between the Company and Wachovia Bank, National Association (the "Rights Agent"), filed with the Commission as Exhibit
4.1 to the Form 8-A. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Rights Agreement, as amended by the Amendment.

         As more fully set forth in the Amendment, the Amendment amends the Rights Agreement such that:

     o Section 1 is amended by adding the following definitions and relettering such Section 1 to include such definitions:

                    (p) "Merger Agreement" shall mean that certain Agreement and
               Plan of Merger, dated as of April 27, 2004, by and among Medical Device Manufacturing, Inc., a Colorado corporation ("MDM"), the Company, and Pine Merger Corporation, a Delaware corporation, as it may be amended from time to time.

                    (mm) "Voting Agreements" shall mean those certain Voting
               Agreements between MDM and certain stockholders of the Company entered into in connection with the Merger Agreement.

     o    Paragraph (a) of Section 7 is amended by:

                    (a) deleting the word "or" immediately preceding clause
                    (iii), and

                    (b) by adding a new clause (iv) immediately following clause
                    (iii) that reads as follows: "or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).", and

                    (c) by changing the definition of "Expiration Date" in the parenthetical following new clause (iv) to read as follows:
                    "(the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date")."

     o    A new Section 35 is added, which reads as follows:

                    "Section 35. Exception For Merger Agreement and Support Agreements. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of MDM or any of its Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise any Rights under, or be entitled to any rights under, any of

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


                    Sections 3, 7, 11 or 13 of this Agreement, or any other Section of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or Voting Agreements or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement or Voting Agreements in accordance with their terms, including the Merger (as defined in the Merger Agreement)."


     A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such Amendment.

ITEM 2.  EXHIBITS.

     4.1 Amendment No. 1 to Rights Agreement, dated as of April 27, 2004 between MedSource Technologies, Inc., a Delaware corporation, and Wachovia Bank, National Association, as rights agent.


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

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

          MEDSOURCE TECHNOLOGIES, INC.

Dated:    April 27, 2004



By: /s/ Richard J. Effress
   -----------------------------------------
        Richard J. Effress
        Chief Executive Officer


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

                                  EXHIBIT INDEX


  Exhibit                                Description
  -------                                -----------

     4.1 Amendment No. 1 to Rights Agreement, dated as of April 27, 2004 between MedSource Technologies, Inc., a Delaware corporation, and Wachovia Bank, National Association, as rights agent.


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